                                                                    EXHIBIT 10.3

                                                                  EXECUTION COPY

                          VENUS CONTRIBUTION AGREEMENT











Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by ("***"), and each page containing confidential information is footnoted with the phrase "FOIA Confidential Treatment". The omitted text has been filed separately with the Securities Exchange Commission.

         This VENUS CONTRIBUTION AGREEMENT (the "Agreement") is dated as of December 23rd, 2002, by and among Claxson Interactive Group Inc., a British Virgin Islands corporation (the "Contributor"), Lifford International Co. Ltd.
(BVI), a British Virgin Islands corporation ("Lifford"), Playboy TV - Latin American, LLC, a California limited liability company (the "Company"), and Playboy Entertainment Group, Inc., a Delaware corporation ("PEGI"). Terms used but not defined herein shall have the meaning set forth in Article V.

         WHEREAS, the Contributor is presently obligated to contribute 50% of the Venus Assets to the Company (the "Venus Obligation"), pursuant to the PTVI Operating Agreement;

         WHEREAS, prior to the Intercompany Acquisition, Imagen Satelital S.A., an Argentine corporation and a wholly-owned subsidiary of the Contributor ("Imagen"), owned and operated Venus;

         WHEREAS, prior to the date hereof, Lifford formed Contribution S.A., an Argentine corporation which was later transformed into a limited liability company ("Venus Argentina") and Venus TV, Inc. a British Virgin Islands corporation ("Venus International") to acquire and hold the Venus Assets;

         WHEREAS, prior to the date hereof, Venus Argentina and Venus International acquired (the "Intercompany Acquisition") the Venus Assets, and only those assets, from Imagen and Venus Argentina and Venus International assumed the Venus Assumed Liabilities, and only those Liabilities, pursuant to that certain Asset Purchase Agreement attached hereto as Exhibit A, dated as of December 20, 2002, by and among Imagen and Venus Argentina, and that certain Asset Purchase Agreement, dated as of December 20, 2002, by and among Imagen and Venus International attached hereto as Exhibit B (together, the "Asset Purchase Agreements") in exchange for two promissory notes made by Claxson and delivered to Imagen, in the aggregate principal amounts of $652,000 and $5,652,000, respectively, executed copies of which are attached hereto as Exhibit C (the "Contributor Notes");

         WHEREAS, the Contributor and PEGI are restructuring the joint venture relationships between Playboy Enterprises, Inc., a Delaware corporation ("PEI"), and its Affiliates, on the one hand, and Contributor and its Affiliates, on the other hand (the "Restructuring");

         WHEREAS, Lifford owns all of the issued and outstanding Equity Interests in Venus Argentina (the "Venus Argentina Interest") and Venus International (the "Venus International Interest", and together with the Venus Argentina Interest, the "Venus Interests");

         WHEREAS, in order to fulfill the Venus Obligation and to induce PEI and its Affiliates to enter into the Restructuring and the Restructuring Agreements, the Contributor desires, among other matters, to cause Lifford to assign, transfer and convey all of the outstanding Venus Interests to the Company, the Company has agreed to accept such assignment, transfer and conveyance upon the terms and subject to the conditions contained herein; and

         WHEREAS, the parties hereto desire to effect the transactions contemplated hereby upon the terms set forth herein.

         NOW THEREFORE, in consideration of the premises, the mutual promises of the parties hereto and the mutual benefits to be gained by the performance thereof, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


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                                   ARTICLE I

                                  CONTRIBUTION

         1.1. Contribution. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Contributor shall cause Lifford to, and Lifford shall, contribute, assign, convey, transfer and deliver to the Company all of the right, title and interest in the Venus Argentina Interest and the Venus International Interest, free and clear of all Encumbrances, and free and clear of all Encumbrances on the Venus Assets. The transfer and conveyance of the Venus Argentina Interest to the Company pursuant to the terms hereof shall be deemed effective as of January 1, 2003 upon the execution and delivery by Lifford of the Assignment of Quotas attached hereto as Exhibit D, and the transfer and conveyance of the Venus International Interest shall be deemed effective as of January 1, 2003 upon the execution and delivery by Lifford to the Company of certificates representing the Venus International Interest, accompanied by irrevocable stock powers duly endorsed in blank in the form attached as Exhibit E hereto.

         1.2. The Closing. The transfer and conveyance of the Venus Argentina Interest and the Venus International Interest by the Contributor and Lifford to the Company (the "Closing") shall take place at the offices of the Company at 10:00 a.m. Eastern Standard Time, on January 2, 2003, or at such other time or place as the Contributor, the Company and PEGI may mutually agree in writing.

         1.3. Deliveries by Lifford. At the Closing, Lifford shall deliver to the Company:

                  (a) a duly executed Assignment of Quotas in the form attached as Exhibit D hereto;

                  (b) certificates representing the Venus International Interest, accompanied by irrevocable stock powers duly endorsed in blank in the form attached as Exhibit E hereto;

                  (c) executed copies of the consents referred to in Section 2.5 hereof;

                  (d) all of the Books and Records of Contributor, Lifford, Imagen and their respective Subsidiaries relating to the Venus Assets or, to the extent such Books and Records cannot be delivered for accounting, tax or other reasons, copies thereof;

                  (e) all such other deeds, endorsements, assignments and other instruments as, in the opinion of PEGI's counsel, are necessary to vest in the Company good and marketable title to the Venus Argentina Interest and the Venus International Interest.

                                   ARTICLE II

          REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTOR AND LIFFORD

         The Contributor and Lifford hereby represent and warrant to the Company and PEGI as of the date of this Agreement and as of the Closing Date that:

         2.1. Organization; Standing; Qualification. Each of the Contributor, Lifford, Imagen, Venus Argentina and Venus International is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, has all requisite corporate or other equivalent power and authority to own, lease and operate its properties and assets and to conduct its business in the manner now conducted and as proposed to be conducted, to execute and deliver this Agreement (to the extent each is a party to this Agreement) and all other agreements executed or to be executed by the Contributor,


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Lifford, Imagen, Venus Argentina and Venus International, as the case may be, in connection herewith, including without limitation the Asset Purchase Agreements and the Contributor Notes, to contribute and assign the Venus Interests and to carry out and perform the provisions of this Agreement and all other agreements executed or to be executed by the Contributor, Lifford, Imagen, Venus Argentina and Venus International, as the case may be, in connection herewith, including without limitation the Asset Purchase Agreements and the Contributor Notes. Each of the Contributor, Lifford, Imagen, Venus Argentina and Venus International is and has been duly qualified to transact business and is in good standing (if applicable) in each jurisdiction in which the failure so to qualify would have a Material Adverse Effect on the Contributor, Lifford, Imagen, Venus Argentina or Venus International, as the case may be, or materially adversely affect the ability of the Contributor, Lifford, Imagen, Venus Argentina or Venus International, as the case may be, to consummate the transactions in connection herewith. As used in this Agreement, "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the business, properties, prospects or financial condition of such Person. Each of Venus Argentina and Venus International is duly qualified to transact business and is in good standing (if applicable) in each other jurisdiction in which qualification is required.

         2.2. Execution; Authority; Enforceability.

                  (a) All action on the part of the Contributor, Lifford, Venus Argentina and Venus International and their respective officers, directors, stockholders, creditors and partners necessary for the authorization, execution and delivery of this Agreement, all other agreements executed or to be executed by the Contributor or Lifford in connection herewith, the performance of all obligations of the Contributor and Lifford hereunder and thereunder and the contribution, assignment and delivery of the Venus Interests being transferred hereunder has been taken; this Agreement and all other agreements executed or to be executed by the Contributor or Lifford in connection herewith have been duly and validly executed and delivered by the Contributor or Lifford, as the case may be; and this Agreement and all other agreements to be executed by the Contributor or Lifford in connection herewith constitute valid and legally binding obligations of the Contributor or Lifford, as the case may be, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally (and to the possible judicial application of foreign laws or governmental action affecting the rights of creditors generally) and except as such enforceability is subject to the application of general principles of equity (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law), including without limitation (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (ii) concepts of materiality, reasonableness, good faith and fair dealing.

                  (b) All action on the part of the Contributor, Imagen, Venus Argentina and Venus International and their respective officers, directors, stockholders, creditors and partners necessary for the authorization, execution and delivery of the Asset Purchase Agreements and the Contributor Notes, the performance of all obligations of the Contributor, Imagen, Venus Argentina and Venus International thereunder and the contribution, assignment and delivery of the Venus Interests transferred thereunder has been taken; the Asset Purchase Agreements and the Contributor Notes in connection herewith were duly and validly executed and delivered by the Contributor, Imagen, Venus Argentina or Venus International, as the case may be; and the Asset Purchase Agreements and the Contributor Notes constitute valid and legally binding obligations of the Contributor, Imagen, Venus Argentina or Venus International, as the case may be, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally (and to the possible judicial application of foreign laws or governmental action affecting the rights of creditors generally) and except as such enforceability is subject to the application of general principles of equity (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law), including without limitation (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (ii) concepts of materiality, reasonableness, good faith and fair dealing.

         2.3. Ownership of the Venus Interests. Lifford has good and marketable title to, and is the sole record or registered (as applicable) and sole beneficial owner of the Venus Interests, free and clear of any security interest, pledge, mortgage, lien, charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind imposed by law or otherwise or other restrictions on title or transfer of any nature whatsoever (collectively, "Encumbrances"). There are no outstanding agreements, options, warrants, calls, subscriptions, commitments or rights with, to or in any third party to acquire any Equity Interests in Venus Argentina or Venus International. Upon the Closing, the Company will acquire good and marketable title to the Venus Interests, free and clear of all Encumbrances.

         2.4. Ownership of the Venus Assets. Pursuant to the Intercompany Acquisition, Venus Argentina and Venus International acquired and currently have and at Closing will have good and marketable title to all of the Venus Assets, free and clear of all Encumbrances. The Venus Assets are the only assets of Venus Argentina and Venus International.

         2.5. No Conflict. The execution, delivery and performance of this Agreement by each of the Contributor and Lifford do not, and the execution, delivery and performance of the Asset Purchase Agreements by Imagen, Venus Argentina and Venus International and the Contributor Notes by the Contributor did not:

                  (a) violate (i) any organizational documents of the Contributor, Lifford, Imagen, Venus Argentina or Venus International,
         (ii) any provision of any law, statute, ordinance, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable to the Contributor, Lifford, Imagen, Venus Argentina or Venus International or their respective properties or assets; or

                  (b) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any agreement, instrument, contract, bid tender document, note, indenture, mortgage or lease to which the Contributor, Lifford, Venus Argentina, Venus International or Imagen is a party or under which the Contributor, Lifford, Venus Argentina, Venus International or Imagen is bound or any of their respective properties or assets are affected, which conflict, breach or default would materially adversely affect the ability of the Contributor or Lifford to consummate the transactions contemplated by this Agreement or would result in an Encumbrance on the Venus Assets or a Liability of Venus International or Venus Argentina or the Company or any of its Members.

         2.6. Consents and Approvals. Except as set forth on Schedule 2.6 hereto, no authorization, consent, approval or other order of, or declaration to, or filing with, any Governmental Authority, and no consent, waiver or authorization under any material agreement, instrument, contract, bid tender document, note, indenture, mortgage or lease to which the Contributor, Lifford, Venus Argentina, Venus International or Imagen or their respective Subsidiaries are a party or under which the Contributor, Lifford, Venus Argentina, Venus International or Imagen or their respective Subsidiaries are bound or any of their respective properties or assets are affected, is or was required for the valid authorization, execution, delivery and performance by the Contributor or Lifford of this Agreement, Imagen, Venus

Argentina or Venus International of the Asset Purchase Agreements or the Contributor of the Contributor Notes or the consummation of the transactions contemplated hereby or thereby. Each of the consents, waivers and authorizations set forth on Schedule 2.6 hereto has been obtained or will be obtained on or prior to the Closing Date and has not been or will not be, as the case may be, revoked or rescinded.

         2.7. Absence of Litigation. Except as set forth on Schedule 2.7 hereto, there is no pending or threatened claim, action, suit, arbitration, inquiry or proceeding (each an "Action") to Claxson's or Lifford's knowledge, by or against the Contributor, Lifford, Venus Argentina, Venus International or Imagen or any of their respective Subsidiaries or Affiliates before any Governmental Authority relating to or affecting the Venus Assets or the Venus Interests or which, if determined in a manner adverse to the Contributor, Lifford, Venus Argentina, Venus International or Imagen or their respective Subsidiaries or Affiliates, could reasonably be expected to affect, or has affected, the legality, validity or enforceability of this Agreement, the Asset Purchase Agreements or the Contributor Notes or the consummation of the transactions contemplated hereby or thereby; and to the knowledge of Contributor and Lifford there is no valid basis for any such Action. None of the Contributor, Lifford, Venus Argentina, Venus International or Imagen is subject to any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority (each a "Governmental Order") nor, to the knowledge of the Contributor or Lifford, are there any such Governmental Orders threatened to be imposed by any Governmental Authority, relating to or affecting the Venus Assets or the Venus Interests or which, if imposed, could reasonably be expected to affect, or has affected, the legality, validity or enforceability of this Agreement, the Asset Purchase Agreements or the Contributor Notes or the consummation of the transactions contemplated hereby or thereby. When used in this Agreement, "knowledge" means, with respect to any Person, the knowledge of a director or officer of such Person after due inquiry and investigation by such director and executive officer, including facts of which such individuals should be aware in the reasonably prudent exercise of their duties.

         2.8. Sufficiency of the Venus Assets. The Venus Assets conveyed to Venus Argentina and Venus International pursuant to the Intercompany Acquisition and which each will own as of Closing include all rights, properties and other assets necessary to own and operate Venus after the Closing in all material respects in the same manner as Venus has been owned and operated by the Contributor and its Subsidiaries, including Imagen, prior to the date hereof and prior to the date of the Intercompany Acquisition.

         2.9. Compliance with Laws; Material Change. None of the Contributor, Lifford, Venus Argentina, Venus International or Imagen nor any of their respective Subsidiaries is or has at any time been, or has received any notice that it is or has at any time been, in violation of or in default under, in any material respect, any law, statute, rule, regulation or ordinance having the effect of law of any Governmental Authority related to or affecting the Venus Assets or the Venus Interests; and to the knowledge of the Contributor and Lifford, there is no valid basis for asserting such violation or default. Neither the Contributor nor Lifford is aware of any fact or circumstance which is likely to cause a material adverse change in the ownership or operation of the Venus Assets or the Venus Interests.

         2.10. No Undisclosed Liabilities. The only Liabilities of Venus Argentina and Venus International are the Venus Assumed Liabilities.

         2.11. Prior Operations. Each of Venus Argentina and Venus International is a newly organized corporation or limited liability company, as the case may be, formed solely to acquire and hold the Venus Assets, and has not engaged in any business other than the Intercompany Acquisition and the ownership and operation of the Venus Assets following the Intercompany Acquisition.

         2.12. Intellectual Property. Venus Argentina and Venus International own, or have a valid right to use, free and clear of all Encumbrances, all of the Intellectual Property. To the best of Claxson's or Lifford's knowledge, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned or used by Venus Argentina or Venus International or included in the Venus Assets and no such claims, suits, arbitrations or other adversarial proceedings have been brought or threatened against any third party by Claxson, Lifford, Imagen or any of their respective Subsidiaries. There is no pending, or to the best of Claxson's or Lifford's knowledge, threatened claim, suit, arbitration or other adversarial proceeding in any jurisdiction involving the Intellectual Property owned by Venus Argentina or Venus International, or, to the best of Claxson's or Lifford's knowledge, the Intellectual Property licensed to Venus Argentina and Venus International, alleging that the activities or the conduct of Venus infringe upon, violate or constitute the unauthorized use of the intellectual property rights of any third party or challenging Venus Argentina's or Venus International's ownership, use, validity, enforceability or registrability of any Intellectual Property. Venus Argentina and Venus International are listed in the records of the appropriate United States, state, or foreign registry as the sole current owner of record for each Trademark application and registration.

         2.13. Venus Financial Statements. The Venus Financial Statements were prepared in conformity with Argentine generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby and fairly present the financial position of Venus as of such dates and the results of operations and cash flows of Venus for the periods then ended. The Books and Records of Claxson and its Subsidiaries and Affiliates, including without limitation Imagen, Venus Argentina and Venus International, as applicable, relating to Venus have been maintained in accordance with good business practices and on a consistent basis and accurately reflect and evidence the transactions of Venus.

         2.14. Non-Competition Rights. Pursuant to the Asset Purchase Agreements, Imagen undertook the non-competition obligations to Venus Argentina and Venus International set forth in Sections 10 and 9.1, respectively, of the Asset Purchase Agreements.

         2.15. Independent Valuation of Venus Assets. Prior to the Intercompany Acquisition, Claxson caused to be prepared an independent valuation of the Venus Assets, which valuation estimated the fair market value of the Venus Assets to be between $5,700,000 and $6,300,000 as of December, 2002. The purchase price for the Venus Assets and the amount of the Contributor Notes were determined within the range of such independent valuation.

         2.16. Claxson Solvency. Neither the Contributor nor Imagen is now insolvent, and neither will be rendered insolvent by any of the transactions contemplated hereby or in connection herewith. In addition, immediately after giving effect to the consummation of the transactions contemplated hereby or in connection herewith, each of the Contributor and Imagen (a) will be able to pay its debts as they become due, and (b) will not have unreasonably small assets with which to conduct its present or proposed business.

                                  ARTICLE III

                            COVENANTS AND AGREEMENTS

         3.1. Venus Make-Whole.

                  (a) In consideration for, among other things, the contribution of the Venus Interests and the other transactions contemplated by the Restructuring, the Company, PEGI and the


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         Contributor agree that with respect to the *** payment obligation owed by Playboy TV International, LLC, a Delaware limited liability company ("PTVI") to PEGI (which represents Claxson's 80.1% share of the total payment obligation owed by PTVI to PEGI pursuant to Article 6 of the PTVI Program Supply Agreement as of April 1, 2002) (the "Lifford PTVI Outstanding Obligation") (i) upon the Closing, PEI and PEGI shall offset *** of the Lifford PTVI Outstanding Obligation against a portion of the conveyance of the Venus Interests and (ii) for the remaining *** of the Lifford PTVI Outstanding Obligation, PTVLA U.S., LLC, a Delaware limited liability company ("PTV US"), shall issue to PEGI that certain Promissory Note (the "PTV US Note") in the aggregate principal amount of ***. The parties hereto agree and acknowledge that the Lifford PTVI Outstanding Obligation is the only Liability of the Contributor and its Subsidiaries and Affiliates due and payable to PTVI and PEGI and its Subsidiaries and Affiliates pursuant to the PTVI Operating Agreement or the PTVI Program Supply Agreement.

                  (b) The parties hereto hereby agree and acknowledge that as of April 1, 2002, the Company and PTVI had outstanding Liabilities due and payable to the Contributor and its Subsidiaries and Affiliates pursuant to the Original Management Services Agreement, the Original Affiliate Sales Services Agreements and certain other services rendered in the aggregate amount of *** (the "March Contributor Payment Liability"). The parties hereto agree and acknowledge that the March Contributor Payment Liability is the only Liability of the Company or PTVI as of March 31, 2002, due and payable to the Contributor and its Subsidiaries and Affiliates (other than the Company and PTVI and its Subsidiaries). The parties hereto hereby agree and acknowledge that if the Contributor had satisfied the Venus Obligation when such obligation was due, Venus would have contributed to the Company *** of the Venus Income from January 1, 2000 up to and including March 31, 2002, in an amount equal in the aggregate to *** (the "March Venus Make-Whole"). Concurrently with the execution of this Agreement, the Company is entering into the following services agreements with Affiliates and Subsidiaries of the Contributor, which shall be deemed to be effective as of April 1, 2002:
         ***. The parties hereto hereby agree to ***.

                  (c) The parties hereto hereby agree and acknowledge that as of September 30, 2002, after giving effect to the Excess March Venus Make-Whole, the Company and PTVI had outstanding Liabilities due and payable to the Contributor and its Subsidiaries and Affiliates pursuant to the New Services Agreements in the aggregate amount of *** (the "September Contributor Payment Liability"). The parties hereto hereby agree and acknowledge that if the Contributor had satisfied the Venus Obligation when such obligation was due, Venus would have contributed to the Company *** of the Venus Income from April 1, 2002 up to and including September 30, 2002, in an amount equal in the aggregate to *** (the "September Venus Make-Whole"). The parties hereto hereby agree to ***. The parties agree and acknowledge that the Company is liable for *** of the Excess September Contributor Payment Liability, and that the Company shall pay such amount in its entirety to the Contributor in ***, by wire transfer of immediately available funds in United States Dollars in accordance with wire transfer instructions previously provided in writing. The parties agree and acknowledge that PTVI is liable for *** of the Excess September Contributor Payment Liability, and that PTVI shall pay such amount in its entirety to the Contributor in ***, by wire transfer of immediately available funds in United States Dollars in accordance with wire transfer instructions previously provided in writing.

FOIA Confidential Treatment

                  (d) The parties hereto hereby agree and acknowledge that:

                           (i) As of September 30, 2002, the Company had
                  outstanding Liabilities due and payable to PEGI relating to certain management and other services rendered by PEGI and PTVI to the Company in the aggregate amount of *** FOIA Confidential Treatment. The parties hereto hereby agree and acknowledge that the Company shall pay such amount in its entirety to PEGI in ***, by wire transfer of immediately available funds in United States Dollars in accordance with wire transfer instructions previously provided in writing.

                           (ii) As of September 30, 2002, the Company had
                  outstanding Liabilities relating to programming rights due and payable to PEGI in the aggregate amount of ***. The parties hereto hereby agree and acknowledge that the Company shall pay such amount to PEGI *** by wire transfer of immediately available funds in United States Dollars in accordance with wire transfer instructions previously provided in writing.

                           (iii) Imagen has an obligation to remit *** of all
                  amounts Imagen collected pursuant to that certain Amended and Restated Affiliate Sales Services Agreement, dated as of August 31, 1999, by and between Imagen and the Company, such that as of September 30, 2002, Imagen had an outstanding Liability to the Company in the aggregate amount of ***, which amount represents amounts to be received from the Company's clients by Imagen ***. As of November 30, 2002, Imagen had collected ***, of such aggregate amount. The parties hereto hereby agree and acknowledge (a) that Imagen shall pay *** of such amount to the Company *** by wire transfer of immediately available funds in United States Dollars in accordance with wire transfer instructions previously provided in writing, and
                  (b) that Imagen shall remit the balance, in the amount of ***, to the Company promptly upon collecting the remaining accounts receivable with respect to such amount.

                           (iv) As of March 31, 2002, Imagen had outstanding
                  Liabilities due and payable to PTVI in the aggregate amount of ***. The parties hereto hereby agree and acknowledge that these Liabilities: (i) relate to long-term programming contracts for the Venus Channel; (ii) are included in the Venus Assumed Liabilities; and (iii) that the contracts are being terminated pursuant to the Restructuring Agreements. Therefore, the parties hereto hereby agree and acknowledge that the liability will be *** and Venus Argentina will pay, and the Company will cause Venus Argentina to pay, such amounts in ***, by wire transfer of immediately available funds in United States Dollars in accordance with wire transfer instructions previously provided in writing.

                           (v) As of March 31, 2002, PEGI had an outstanding
                  liability to the Company in the aggregate amount of *** (the "March U.S. Hispanic Amount") pursuant to that certain Distribution Agreement, dated as of November 10, 1998, and effective as of June 14, 1996 (the "Old U.S. Hispanic Distribution Agreement"), by and between the Company and PEGI, which amount represents the aggregate Remaining Services Distribution Revenues (as that term is defined in the Old U.S. Hispanic Distribution Agreement) through March 31, 2002. The parties hereto hereby agree and acknowledge that the March U.S. Hispanic Amount is the only liability of PEGI and its Subsidiaries and Affiliates to the Company and its Subsidiaries and Affiliates with respect to the Old U.S. Hispanic Distribution Agreement. From April 1, 2002, up to and including

FOIA Confidential Treatment

                  September 30, 2002, PEGI had an outstanding liability to PTV US in the aggregate amount of *** (the "September U.S. Hispanic Amount") pursuant to that certain Amended Distribution Agreement, dated as of the date hereof and effective as of April 1, 2002, by and among PEGI, PTV US and the Company (the "Amended Distribution Agreement"). The parties hereto hereby agree to ***. As a result, the parties agree that as of the date hereof the ***. All amounts owed by PEGI pursuant to the Amended Distribution Agreement after September 30, 2002, shall be *** in accordance with the terms of the PTV US Note and the Amended Distribution Agreement.

                           (vi) As of September 30, 2002, the Contributor had an
                  outstanding liability to PTVI in the aggregate amount of ***, and Playboy TV Holdings, LLC, a Delaware limited liability company ("PTV Holdings") had an outstanding liability to PTVI in the aggregate amount of ***. The parties hereto hereby agree and acknowledge that the Contributor shall pay ***, and Lifford shall cause PTV Holdings to pay, and PTVI Holdings shall pay, ***, to PTVI *** by wire transfer of immediately available funds in United States Dollars in accordance with wire transfer instructions previously provided in writing.

                           (vii) As of September 30, 2002, Zagasse Corp. N.V.
                  ("Zagasse") had an outstanding liability to the Company in the aggregate amount of ***. The parties hereto hereby agree and acknowledge that Lifford shall cause Zagasse to pay, and Zagasse shall pay, such amount to the Company *** by wire transfer of immediately available funds in United States Dollars in accordance with wire transfer instructions previously provided in writing.

                  (e) On or prior to January 30, 2003, the Contributor shall pay to the Company an amount equal to the *** to the Contributor or its Subsidiaries and Affiliates as of January 30, 2003, by wire transfer of immediately available funds in United States Dollars in accordance with wire transfer instructions previously provided in writing. For each ***. From the date hereof through the last day of the month in which the Closing occurs, the Contributor shall, or shall cause Lifford or its other Subsidiaries to, deliver to the Company, with a copy to PEGI, copies of the unaudited monthly financial statements of Venus Argentina and Venus International, accompanied by such copies of accountants' work papers and the books and records of Venus Argentina and Venus International as are required to determine the Venus Income for such month ("Venus Records"), within thirty (30) days of the end of each such month.

                  (f) From and after the date hereof, and only for the purpose of verifying Venus Income and auditing the Venus Financial Statements, upon reasonable notice, the Contributor shall, and shall cause its Subsidiaries and their respective independent public accountants and each of the employees, agents and representatives of the Contributor and its Subsidiaries to: (i) afford the officers, employees and authorized agents, independent public accountants and representatives of PEGI (the "PEGI Representatives") access, during normal business hours, to the offices, properties, other facilities, books and records of the Contributor and its Subsidiaries and to their respective independent public accountants and those employees, agents and representatives of the Contributor and its Subsidiaries who have any knowledge relating to the business, assets and properties of Venus and
         (ii) furnish promptly to the PEGI Representatives such additional financial and operating data and other information regarding the business, assets and properties of Venus as PEGI may from time to time reasonably request. If any such investigation or audit discloses that the Venus Income specified in Sections 3.1(b) or (c) hereof or

FOIA Confidential Treatment

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

         reported by the Contributor pursuant to Section 3.1(e) hereof is equal to or less than ninety percent (90%) of the actual Venus Income for the period covered by such investigation or audit, the Contributor shall, in addition to paying to the Company the amount of such underpayment, reimburse PEGI for the actual and reasonable out-of-pocket costs incurred by PEGI in conducting such investigation or audit.

         3.2. Best Efforts. Upon the terms and subject to the conditions hereof, the Company, the Contributor and Lifford agree to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and shall use their respective reasonable best efforts to obtain promptly all waivers, permits, consents and approvals and to effect all registrations, filings and notices with or to third parties or Governmental Authorities which are in the reasonable opinion of the Contributor, the Company or PEGI necessary or desirable in connection with the transactions contemplated by this Agreement. Each of the Contributor and Lifford will use its reasonable best efforts and take all steps necessary or desirable and proceed diligently and in good faith to consummate the Closing and will not take or fail to take any action that could reasonably be expected to result in the failure of the Closing to occur or to consummate the other transactions contemplated hereby, and comply with all applicable Argentine law procedures necessary or advisable to authorize the contribution of the Venus Interests.

         3.3. Delay in Contribution; Penalty. In the event that the Closing has not occurred on or prior to February 28, 2003, the Contributor, in addition to any payments due pursuant to the Section 3.1 herein, shall pay, or cause to be paid, to PEGI an amount equal to ***, up to and until such date as the Closing occurs. Such payment shall be made by wire transfer of immediately available funds in United States Dollars within fifteen (15) days after the ***; provided, that if the Closing occurs on a day other than the last day of a month, the payment for *** shall be paid by wire transfer of immediately available funds in United States Dollars within fifteen (15) days after the date on which the Closing occurs. The foregoing rights and remedies shall be without prejudice to any other rights or remedies PEGI may have.

         3.4. Conduct of Business. From the date hereof through the Closing
Date,

                  (a) the Contributor and Lifford shall, and shall cause Venus Argentina and Venus International to: (i) conduct Venus's business in the ordinary course consistent with past practices; (ii) use reasonable best efforts to maintain all Venus Assets in good repair and condition, except to the extent of reasonable wear and use; (iii) use reasonable best efforts to preserve intact Venus's business and the Venus Assets; and (iv) use reasonable best efforts to maintain Venus's present clients and preserve Venus's goodwill; and

                  (b) the Contributor and Lifford shall not, and shall cause Venus Argentina and Venus International not to: (i) sell, dispose of or encumber any of the Venus Assets; or (ii) take any action or refrain from taking any action that would cause the representations and warranties contained in this Agreement to be untrue or incorrect.

         3.5. Exclusivity. From the date hereof until the Closing Date, Contributor and its Subsidiaries and Affiliates and each of their respective officers and directors will not, directly or indirectly, (a) submit, solicit, initiate, encourage or discuss any proposal or offer from any Person relating to any (i) reorganization, dissolution or recapitalization involving Venus Argentina or Venus International, (ii) merger or consolidation involving Venus Argentina, Venus International or the Venus Assets, (iii) sale of any Venus Assets outside the ordinary course of business or sale of any of the Venus Interests,

FOIA Confidential Treatment
or (iv) similar transaction or business combination involving the Venus Assets or the Venus Interests; or (b) furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person to do or seek the foregoing. Contributor will terminate all discussions with any third party regarding the foregoing and will notify the Company immediately if any Person makes any proposal or offer with respect to the foregoing; provided, however, that Contributor shall be permitted to undertake all actions necessary in order to cause the contribution of the Venus Interests.

         3.6. Notice of Events. The Contributor and Lifford shall promptly notify the Company and PEGI of (a) any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of any representation, warranty, covenant or other agreement of any party under this Agreement and (b) any event, occurrence, transaction or other item which would have been required to have been disclosed on any schedule or statement delivered hereunder had such event, occurrence, transaction or item existed on the date hereof, other than items arising in the ordinary course of business or which would not render any representation or warranty of the Contributor or Lifford materially misleading.

         3.7. Transfer Taxes. In the event that any sales, use, transfer, documentary, registration, recording, stamp or other similar taxes are assessed or are required to by paid to secure the admissibility for any legal purpose of an instrument with respect to the assignments, transfers, conveyances and deliveries made by the Contributor or its Subsidiaries to the Company or the Venus Entities in connection with the Asset Purchase Agreements or this Agreement, Imagen shall pay one-half of such taxes, and the Company shall cause Venus Argentina to pay one-half of such taxes, all as required by and within the time period with respect to such taxes set by applicable law.

         3.8. Further Actions. Each of the Contributor and Lifford agrees that it will, at any time and from time to time after the date hereof, upon request of the Company or PEGI, do, execute, acknowledge and deliver or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may in the Company's or PEGI's reasonable opinion be necessary or advisable to confirm or make effective the Company's title to, interest in, and control over the Venus Interests to directly or indirectly be conveyed, transferred and delivered by the Contributor and Lifford to the Company under this Agreement.

                                   ARTICLE IV

                                 INDEMNIFICATION

         4.1. Indemnification. The Contributor and Lifford agree to indemnify and hold PEGI and its Subsidiaries and their stockholders, members, directors, officers, employees, attorneys, agents and Affiliates and the Company and its Subsidiaries (collectively, the "Indemnified Parties") harmless from and against the aggregate of all Losses incurred or suffered by the Indemnified Parties arising out of, relating to, or resulting from (i) any breach of the representations and warranties made by the Contributor or Lifford pursuant to Sections 2.4 and 2.8 of this Agreement (determined in all cases as if the terms "material" or "materially" were not included therein); provided that for purposes of this Article IV, the representations and warranties contained in
Section 2.4 and 2.8 hereof shall be deemed to be made on the date of this Agreement and on the Closing Date, (ii) any breach of any other representation or warranty made by the Contributor or Lifford in or pursuant to this Agreement (determined in all cases as if the terms "material" or "materially" were not included therein); provided that for purposes of this Article IV, the representations and warranties contained in this Agreement shall be deemed to be made on the date of this Agreement and on the Closing Date, (iii) any breach of the covenants or agreements made by the Contributor or Lifford in or pursuant to this Agreement, (iv) any inaccuracy in any certificate, instrument or other document delivered by the Contributor or Lifford as required by this Agreement,
(v) the Venus

Excluded Liabilities, and (vi) claims made against or with respect to Venus or the Venus Assets by any Person or Governmental Authority, whether or not related to, arising out of or in connection with a Bankruptcy of Imagen, other than claims made after the Closing (a) with respect to the Venus Assumed Liabilities and (b) relating solely to the operations of Venus and the Venus Assets after the Closing by Venus Argentina and Venus International (provided, however, that the foregoing does not in any way limit any rights to indemnification of any Indemnified Party in connection with the ownership or use of Venus or the Venus Assets prior to the Closing Date or relating to or arising out of the Intercompany Acquisition or the transactions contemplated by this Agreement); provided, however, that Contributor or Lifford shall not be required to indemnify and hold the Indemnified Parties harmless under Section 4.1(ii) or
(iv) until any Losses to be indemnified thereunder, singly or in the aggregate, exceed $250,000. The right to indemnification, payment of Losses or for other remedies based on any representation, warranty, covenant or obligation of the Contributor of Lifford contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

         4.2. Method of Asserting Claims. All claims for indemnification by any party under Section 4.1 will be asserted and resolved as follows:

                  (a) In the case of any claim asserted by a third party (a "Third Party Claim") against an Indemnified Party, notice (a "Claim Notice") shall be given by the Indemnified Party to the Contributor with reasonable promptness after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Contributor (at the expense of the Contributor) to assume, direct and control the defense of any claim or any litigation resulting therefrom, provided that (a) the counsel for the Contributor who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party,
         (b) the Indemnified Party may participate in such defense at such Indemnified Party's expense, and (c) the failure by any Indemnified Party to give notice as provided herein shall not relieve the Contributor of its indemnification obligation under this Agreement except to the extent that such failure results in a failure of actual notice to the Contributor and the Contributor is irreparably and materially prejudiced as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, the Contributor, in the defense of any such claim or litigation, shall not consent to entry of any judgment or enter into any settlement. In the event that the Indemnified Party shall in good faith determine (x) that the conduct of the defense of any claim by the Indemnifying Party might be expected to
         (i) affect adversely the ability of the Company and its Subsidiaries, including, without limitation, Venus Argentina and Venus International from and after the Closing, to conduct their respective businesses,
         (ii) result in the finding or admission of any violation of applicable law by the Indemnified Party or (iii) result in the imposition of injunctive or other equitable relief against the Indemnified Party or
         (y) that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Contributor in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim, provided that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Contributor, such consent not to be unreasonably withheld, and unless prior thereto or in connection therewith the Indemnified Party unconditionally releases the Contributor. In the event that the Indemnified Party takes over and assumes control over the defense, settlement, negotiations or litigations relating to any such claim the Contributor shall pay reasonable fees and expenses of counsel for the Indemnified

         Party. In the event that the Contributor does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand and shall be entitled to settle or agree to pay in full such claim or demand. In any event, the Contributor and the Indemnified Party shall cooperate in the defense of any claim or litigation subject to this Section 4.2 and the records of each shall be available to the other with respect to such defense.

                  (b) In the event any Indemnified Party should have a claim under Section 4.1 against the Contributor that does not involve a Third Party Claim, the Indemnified Party shall deliver a written notification of the indemnification claim specifying the nature of and basis for such indemnification claim (the "Indemnity Notice") with reasonable promptness to the Contributor. If the Contributor notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within forty-five (45) days following receipt of the Indemnity Notice whether the Contributor disputes the claim described in such Indemnity Notice, the Loss arising from the claim specified in such Indemnity Notice will be conclusively deemed a liability of the Contributor under Section 4.1 and the Contributor shall pay the amount of such Loss to the Indemnified Party on demand following the final determination thereof. If the Contributor has timely disputed its liability with respect to such claim, the Contributor and the Indemnified Party will resolve such dispute in accordance with Section 6.9 herein.

         4.3. Survival of Representations, Warranties and Covenants. The covenants and agreements of the parties contained in this Agreement and the representations and warranties contained in Sections 2.1, 2.2, 2.3, 2.4 and 2.8 and 2.11 will survive the Closing without limitation; and all other representations and warranties of the Contributor and Lifford contained in this Agreement will survive the Closing until the date that is forty-five (45) days after the completion of the full audit of the consolidated financial statements of the Company for the fiscal year ending December 31, 2003, provided, however, that any representation or warranty that would otherwise terminate will continue to survive, with respect to such claim only, if a Claim Notice or Indemnity Notice (as applicable) shall have been timely given in good faith based on facts reasonably expected to establish a valid claim under Section 4.1 on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Section 4.2.

                                   ARTICLE V

                                   DEFINITIONS

         5.1. Definitions. When used in this Agreement, the following terms shall have the meanings set forth below:

                  "AAA" has the meaning set forth in Section 6.9(c).

                  "Action" has the meaning set forth in Section 2.7.

                  "Affiliate" means any Person, directly or indirectly through one or more intermediaries, controlling, controlled by, or under common control with the specified Person. The term "control" (and "controlled" and "controlling," respectively), means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the specified Person (whether by Contract, the holding of shares or other Equity Interests, the possession of voting rights or otherwise).

                  "Agreement" has the meaning set forth in the Preamble.

                  "Amended Distribution Agreement" has the meaning set forth in
Section 3.1(d)(v).

                  "Argentina Contribution Agreement" has the meaning set forth in the Recitals.

                  "Asset Purchase Agreements" has the meaning set forth in the Recitals.

                  "Bankruptcy" with respect to any Person means: (a) the filing of an application by such Person for, or such Person's consent to, the appointment of a trustee, receiver, or custodian of such Person's other assets;
(b) the entry of an order for relief with respect to such Person in proceedings under the laws of any jurisdiction with respect to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally; (c) the making by such Person of a general assignment for the benefit of creditors; (d) the entry of an order, judgment, or decree by any court of competent jurisdiction appointing a trustee, receiver, or custodian of the assets of such Person unless the proceedings and the Person appointed are dismissed within ninety (90) days; or (e) the failure by such Person generally to pay such Person's debts as the debts become due, or the admission in writing of such Person's inability to pay its debts as they become due.

                  "Books and Records" means, for any Person, all files, documents, instruments, papers, books and records relating to the business, operations, condition of (financial or other), results of operations and assets and properties of such Person, including without limitation financial statements, tax returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, contracts, licenses, customer lists, computer files and programs, operating data and plans.

                  "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York are authorized or required by law to close.

                  "California Courts" has the meaning set forth in Section 6.10.

                  "Claim Notice" has the meaning set forth in Section 4.2(a).

                  "Closing" has the meaning set forth in Section 1.2.

                  "Closing Date" means the date on which the Closing occurs.

                  "Company" has the meaning set forth in the Preamble.

                  "Contract" means any agreement, lease, license, evidence of indebtedness, indenture, security agreement or other contract (whether written or oral).

                  "Contribution Deadline" has the meaning set forth in Section 3.1(e).

                  "Contributor" has the meaning set forth in the Preamble.

                  "Contributor Notes" has the meaning set forth in the Recitals.

                  "Contributor Payment Liability" has the meaning set forth in
Section 3.1(b).

                  "Dispute" has the meaning set forth in Section 6.9.

                  "Encumbrances" has the meaning set forth in Section 2.3.

                  "Equity Interest" means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of, rights to acquire, or interests in (however designated) corporate stock, partnership interests, limited liability company interests, trusts or any equivalents thereof, including, without limitation, any security which is convertible into or exercisable for such stock or interests.

                  "Excess March Venus Make-Whole" has the meaning set forth in
Section 3.1(b).

                  "Excess September Contributor Payment Liability" has the meaning set forth in Section 3.1(b).

                  "Governmental Authority" means any (a) nation, state, county, city, town, village, district or other jurisdiction of any nature, (b) federal, state, provincial, local, county, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency branch, department, official or entity and any court or other tribunal), (d) multi-national organization or body, or (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

                  "Governmental Order" has the meaning set forth in Section 2.7.

                  "Imagen" has the meaning set forth in the Recitals.

                  "Indemnified Parties" has the meaning set forth in Section 4.2(a).

                  "Indemnity Notice" has the meaning set forth in Section
4.2(b).

                  "Intellectual Property" means, collectively, Trademarks; patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); copyrights (including any registrations and applications for any of the foregoing; and Software, in each case as used in or necessary for the conduct of Venus as currently conducted.

                  "Intercompany Acquisition" has the meaning set forth in the Recitals.

                  "knowledge" has the meaning set forth in Section 2.7.

                  "Liabilities" means any and all claims, liabilities, obligations or indebtedness (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

                  "Lifford" has the meaning set forth in the Recitals.

                  "Lifford PTVI Outstanding Obligation" has the meaning set forth in Section 3.1(a).

                  "Losses" means any and all Liabilities, losses, fines, diminution in value, costs, proceedings or damages (whether absolute, accrued, conditional, incidental, consequential or otherwise), including out-of-pocket expenses and reasonable attorneys' and accountants' fees incurred in the investigation, defense or settlement of any of the same or in asserting any rights hereunder.

                  "March Contributor Payment Liability" has the meaning set forth in Section 3.1(b).

                  "March U.S. Hispanic Amount" has the meaning set forth in
Section 3.1(d)(v).

                  "March Venus Make-Whole" has the meaning set forth in Section 3.1(b).

                  "Material Adverse Effect" has the meaning set forth in Section 2.1.

                  "New Service Agreements" has the meaning set forth in Section 3.1(b).

                  "Notice" has the meaning set forth in Section 6.9(a).

                  "Old U.S. Hispanic Distribution Agreement" has the meaning set forth in Section 3.1(d)(v).

                  "Original Affiliate Sales Services Agreements" means (i) that certain Affiliate Sales Services Agreement, effective as of November 1, 1996, by and between Troy Limited, a Bahamian company, and the Company, as amended by the First Amendment thereto, dated as of August 31, 1999; and (ii) that certain Amended and Restated Affiliate Sales Services Agreement, dated as of August 31, 1999, by and between Imagen and the Company.

                  "Original Management Services Agreement" means that certain Management Services Agreement, effective as of November 1, 1996, by and between Cisneros Television Services, Inc., a Florida corporation, and the Company, as amended by the First Amendment thereto, dated as of August 31, 1999.

                  "PEGI" has the meaning set forth in the Preamble.

                  "PEGI Representatives" has the meaning set forth in Section 3.1(e).

                  "PEI" has the meaning set forth in the Recitals.

                  "Person" means an individual, general partnership, limited partnership, limited liability company, corporation, trust, estate, real estate investment trust, association or any other entity.

                  "PTV Holdings" has the meaning set forth in Section
3.1(d)(vi).

                  "PTV US Note" has the meaning set forth in Section 3.1(a).

                  "PTVI Program Supply Agreement" means the Playboy TV International Program Supply Agreement, dated as of August 31, 1999, among PEGI, PTVI and PTV U.S., LLC, a Delaware limited liability company, as amended by Amendment No. 1 thereto, dated as of December 23, 2002, by and among PEGI, PTVI and PTVLA US, LLC, a Delaware limited liability company.

                  "PTVI" has the meaning set forth in Section 3.1(a).

                  "PTVI Operating Agreement" means the Operating Agreement for Playboy TV International, LLC, a Delaware limited liability company, dated as of August 31, 1999, by and between PEGI and Victoria Springs Investments Ltd., a British Virgin Islands corporation ("VSI"), as amended by the First Amendment thereto, dated as of September 24, 1999, by and between PEGI and VSI, the Second Amendment to Operating Agreement, Release of Guaranty and Consent to Transfer, dated as of December 28, 2000, by and among PEGI, Playboy Enterprises International, Inc., a Delaware corporation, VSI, Hampstead Management Company, Ltd., a British Virgin Islands corporation, Carlton Investments LLC, a Delaware limited liability company ("Carlton"), and Carlyle Investments LLC, a Delaware limited liability company ("Carlyle"), and the Third Amendment thereto dated as of December 23, 2002, by and among PEGI, Carlton and Carlyle.

                  "PTVI Outstanding Obligation" has the meaning set forth in
Section 3.1(a).

                  "PTVLA Operating Agreement" means the Second Amended and Restated Operating Agreement for Playboy TV - Latin America, LLC, a California limited liability company, dated as of December 23, 2002 and effective as of April 1, 2002, by and between PEGI and Lifford and entered into concurrently herewith.

                  "PTV US" has the meaning set forth in Section 3.1(a).

                  "Response" has the meaning set forth in Section 6.9(a).

                  "Restructuring" has the meaning set forth in the Recitals.

                  "Restructuring Agreements" means those agreements set forth on Exhibit F hereto.

                  "Rules" has the meaning set forth in Section 6.9(c).

                  "September Contributor Payment Liability" has the meaning set forth in Section 3.1(b).

                  "September U.S. Hispanic Amount" has the meaning set forth in
Section 3.1(d)(v).

                  "September Venus Make-Whole" has the meaning set forth in
Section 3.1(b).

                  "Software" means any and all (i) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code or object code form, (ii) databases and compilations, including any and all data and collections of data, and (iii) all documentation, including user manuals and training materials, relating to any of the foregoing.

                  "Stub Period" has the meaning set forth in Section 3.1(e).

                  "Subsidiary" means, with respect to any Person at any time, any corporation, partnership, limited liability company or other entity, a majority of the equity interests of which shall, at the time as of which any determination is made, be owned, controlled or held by such Person either directly or through Subsidiaries of such Person.

                  "Taxes" means all taxes imposed of any nature including federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA, or FUTA), real or personal property tax or ad valorem tax, transfer or recording tax, sales or use tax, excise tax, stamp tax or duty, any withholding or backup withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, occupation tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority (domestic or foreign) responsible for the imposition of any such tax.

                  "Third Party Claim" has the meaning set forth in Section
4.2(a).

                  "Trademarks" means, collectively, trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing.

                  "Venus" means that certain premium and pay-per-view adult content channel, launched in 1994, and distributed throughout Latin America by the Contributor.

                  "Venus Argentina" has the meaning set forth in the Recitals.

                  "Venus Argentina Interest" has the meaning set forth in the Recitals.

                  "Venus Assets" means the property, assets, goodwill and business as a going concern set forth on Schedule 1.2 hereof, and only such property, assets, goodwill and business as a going concern; provided, however, that the Venus Assets shall not include any Contracts other than the Venus Contracts.

                  "Venus Assumed Liabilities" means the Liabilities set forth on
Schedule 1.3 hereto (and only those Liabilities, and specifically excludes the Venus Excluded Liabilities).

                  "Venus Contracts" means those Contracts related solely to the ownership and operation of Venus and the Venus Assets that were entered into in the ordinary course of business consistent with past practice as are set forth on Schedule 1.1 hereto.

                  "Venus Excluded Liabilities" means any and all Liabilities of the Contributor, Lifford Imagen or their respective Subsidiaries relating to the operations of Venus, whether or not matured, due or otherwise payable as of the Closing Date, other than the Venus Assumed Liabilities.

                  "Venus Financial Statements" means (a) the unaudited balance sheets of Venus at and as of December 31, 2000, and December 31, 2001, together with the related unaudited statements of operations and cash flows for the years then ended, and (b) the unaudited balance sheet of Venus as of September 30, 2002, together with the related unaudited statement of operations and cash flows for the nine-month period then ended, each as attached hereto as Exhibit H.

                  "Venus Income" means the net cash provided by operating activities of Contributor, Lifford and their respective Subsidiaries relating to the operations of Venus, reflecting a 25% tax rate and the effect of foreign currency translation.

                  "Venus Interests" has the meaning set forth in the Recitals.

                  "Venus International" has the meaning set forth in the Recitals.

                  "Venus International Interest" has the meaning set forth in the Recitals.

                  "Venus Obligation" has the meaning set forth in the Recitals.

                  "Venus Records" has the meaning set forth in Section 3.1(e).

                  "Zagasse" has the meaning set forth in Section 3.1(d)(vii).

                                   ARTICLE VI

                                  MISCELLANEOUS

         6.1. Entire Agreement. This Agreement and the other Restructuring Agreements and the schedules, exhibits, certificates or other documents referred to herein or therein or delivered pursuant hereto or thereto which form a part hereof and thereof constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, written or oral, with respect thereto.

         6.2. Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, representatives and assigns, as the case may be; provided, however, that no party shall assign or delegate this Agreement or any of the rights or obligations created hereunder without the prior written consent of the other party; provided, further, that any assignor hereunder shall remain liable for the performance of its obligations hereunder. Nothing in this Agreement shall confer upon any Person not a party to this Agreement, other than the legal representatives of such Person any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

         6.3. Amendment and Waiver. This Agreement may be amended, modified or supplemented only by written agreement of each of the parties hereto.

         6.4. Notices. Unless otherwise provided herein, all notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by air courier guaranteeing overnight delivery, or telecopied (with written confirmation), addressed or telecopied, as the case may be, to such party at the address or telecopier number, as the case may be, set forth below or such other address or telecopier number, as the case may be, as may hereafter be designated in writing by the addressee to the address or listing all parties:

                  (i)      if to the Contributor or Lifford, to:

                           Claxson Interactive Group Inc.
                           Attention:  General Counsel
                           404 Washington Avenue
                           8th Floor
                           Miami Beach, Florida 33139
                           Fax Number: (305) 894-3606

                           with a copy to:

                           L. Kevin O'Mara, Esq.
                           Clifford Chance US LLP
                           200 Park Avenue
                           New York, NY 10166
                           United States of America
                           Fax Number: (212) 878-8375

                  (ii)     if to the Company, to:

                           Playboy TV - Latin America, LLC
                           c/o Claxson Interactive Group Inc.
                           Attention: General Counsel
                           404 Washington Avenue
                           8th Floor
                           Miami Beach, Florida 33139
                           Fax Number: (305) 894-3606

                  (iii)    if to PEGI:

                           Playboy Entertainment Group, Inc.
                           Attention:  President
                           9424 Beverly Boulevard
                           Beverly Hills, CA  90210
                           Los Angeles, California
                           Fax Number: (310) 246-4065

                           with a copy to:

                           Playboy Enterprises, Inc.
                           Attention:  General Counsel
                           680 North Lake Shore Drive
                           Chicago, Illinois  60611
                           Fax Number: (312) 266-2042

                           with a copy to:

                           Rodd M. Schreiber, Esq.
                           Skadden, Arps, Slate, Meagher & Flom (Illinois) 333 West Wacker Drive
                           Suite 2100
                           Chicago, Illinois  60606
                           Fax Number: (312) 407-0711

         All notices, requests, consents and other communications delivered pursuant to this Section 6.4 shall be deemed to have been received: (a) in the case of personal delivery, on the date of such delivery; (b) in the case of timely delivery to an air courier guaranteeing overnight delivery, on the first business day following the date of such mailing; and (c) in the case of facsimile transmission, when confirmed by a facsimile machine report.

         6.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any conflicts of law, rule or principle that might require the application of the laws of another jurisdiction.

         6.6. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement.

         6.7. Nouns and Pronouns; Currency. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa. All references to "Dollars" or amounts of currency designated by the symbol "$" herein shall be references to United States Dollars.

         6.8. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         6.9. Dispute Resolution. Except as set forth in Section 6.9(i), any dispute or difference of any kind whatsoever shall arise between the parties in connection with, arising out of or relating to this Agreement (including any schedule or exhibit hereto), or the breach, termination or validity thereof (a "Dispute") shall be resolved in accordance with the procedures specified in this
Section 6.9, which shall be the sole and exclusive procedures for the resolution of any such Dispute. The parties hereto intend that these provisions shall be valid, binding, enforceable and irrevocable and shall survive any termination of this Agreement.

                  (a) Notification and Negotiation. If any party wishes to assert a Dispute arising out of or relating to this Agreement, such person shall promptly notify the other party in writing of such dispute and shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation. For purposes of this Section 6.9, the Contributor and Lifford shall act and be treated as one party. Within five (5) business days of the receipt by a party of a notice of the existence of a Dispute ("Notice"), the receiving party shall submit a written response to the other party ("Response"). Both the Notice and the Response shall include (i) a statement of each party's position with regard to the Dispute and a summary of arguments supporting that position; and (ii) the name and title of the senior executive who will represent that party in attempting to resolve the Dispute pursuant to this Section 6.9. Within five (5) business days of receipt of the Response, the designated executives shall meet and attempt to resolve the Dispute. All reasonable requests for information made by one party to the other will be honored. All negotiations pursuant to this clause shall be confidential and shall be treated as compromise and settlement negotiations, and no oral or documentary representations made by the parties during such negotiations shall be admissible for any purpose in any subsequent proceedings. If any Dispute is not resolved for any reason within twenty (20) days of receipt of Notice (or within such longer period as to which the parties have agreed in writing), then, on the request of any party the Dispute shall be submitted to arbitration in accordance with Sections 6.9(b) through 6.9(h) herein.

                  (b) Selection of Arbitrators. If the Dispute (including claims and counterclaims) is for less than $5 million, there shall be one arbitrator. The parties shall have fifteen (15) days from the receipt by the respondent of the demand for arbitration to agree on an arbitrator. If the parties fail to timely agree, on the request of any party such arbitrator shall be appointed by the AAA in accordance with the Rules and the procedures set forth herein. If the Dispute (including claims and counterclaims) is for more than $5 million, there shall be three neutral and impartial arbitrators of whom the claimant and the respondent shall each appoint one, within fifteen (15) days of the receipt by respondent of a copy of the demand for arbitration. The two arbitrators so appointed shall select a third arbitrator to serve as presiding arbitrator, such selection to be made within twenty (20) days of the selection of the second arbitrator. If any arbitrator is not appointed within the time limits set forth herein, such arbitrator(s) shall be appointed by the AAA in accordance with the Rules and the procedures set forth herein. There shall be no restriction on the nationality of any arbitrator. Any arbitrator appointed by the AAA shall be either a retired judge with experience in international commercial cases or a practicing attorney with at least 15 years experience with large commercial cases and experience as an international arbitrator. The AAA shall send simultaneously to each party an identical list of at least nine arbitrator candidates, and each party shall be permitted to strike two names from the list, rank the remaining arbitrators in order of preference and return the list to the AAA within ten (10) days of the transmittal date. If a party does not return the list within the time specified, all persons named therein shall be considered acceptable. From among the persons who remain on both lists and in accordance with the designated order of mutual preference, the AAA shall invite the acceptance of an arbitrator to serve.

                  (c) Arbitration Rules. Any Dispute not timely resolved in accordance with Section 6.9(a) shall be finally and exclusively settled by arbitration in accordance with the International Arbitration Rules of the American Arbitration Association ("AAA") then in effect (the "Rules"), except as modified herein. The arbitration shall be held in Los Angeles, California. The arbitration proceedings shall be conducted, and the award shall be rendered, in the English language.

                  (d) Arbitration Procedures. The hearing on the merits shall be held as expeditiously as possible, if practicable no later than four
         (4) months after the appointment of a single arbitrator or five (5) months after the appointment of the third arbitrator, as applicable. The hearing shall, if practicable, last no longer than ten (10) days, which shall be consecutive, if possible. The award, which shall be in writing and shall briefly and concisely state the findings of fact and conclusions of law on which it is based, shall be rendered, if practicable, within twenty (20) days of the close of the hearing. In rendering an award, the arbitrator(s) shall be required to follow the law of New York. The arbitrator(s) are not empowered to award damages in excess of compensatory damages and each party hereby irrevocably waives any right to recover such damages with respect to any dispute resolved by arbitration. The arbitrator(s) shall have the authority to award the costs of the arbitration (including attorneys' fees and expenses) to the prevailing party. The award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accounting presented to the arbitral tribunal. Judgment upon any award may be entered in any court having jurisdiction thereof. Any costs or fees (including attorneys' fees and expenses) incident to enforcing the award shall be charged against the party resisting such enforcement.

                  (e) Effect of Arbitration. By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a national court, the arbitral tribunal shall have full authority to grant provisional remedies or modify or vacate any temporary or preliminary relief issued by a court, and to award damages for the failure of any party to respect the arbitral tribunal's orders to that effect.

                  (f) Statute of Limitations. The statute of limitations of the State of New York applicable to the commencement of a lawsuit shall apply to the commencement of an arbitration hereunder, except that no defenses shall be available based upon the passage of time during any negotiation or mediation called for by the preceding paragraphs of this
         Section 6.9.

                  (g) Service of Process. The parties agree that service by registered or certified mail, return receipt requested, delivered to such party at the address provided in Section 6.4 will be deemed in every respect effective service of process upon such Person for all purposes of these provisions relating to mediation and arbitration. The parties irrevocably submit to the jurisdiction of the courts of the State of California and to any federal court located within such state for the purpose of any action or judgment with respect to this Agreement, regardless of where any alleged breach or other action, omission, fact or occurrence giving rise thereto occurred. The parties irrevocably waive any claim that any action or proceeding brought in California has been brought in any inconvenient forum.

                  (h) Additional Arbitration Provisions. The parties hereto shall take all actions necessary for awards and other judgments resulting from the provisions set forth above to be recognized and enforceable in the respective jurisdictions of organization of the Company or the Contributor, to the extent necessary, in other jurisdictions.

                  (i) Availability of Equitable Relief. Notwithstanding the foregoing provisions of this Section 6.9, the parties hereto acknowledge that a material breach of this Agreement may result in irreparable harm to the non-breaching parties for which there is no adequate remedy at law. Accordingly, any party reasonably believes that any other party (i) has materially breached this Agreement and (ii) said breach will create irreparable harm to such party for which there is not adequate remedy at law, the allegedly harmed party shall be entitled to preliminary, temporary or permanent equitable relief in a California state court sitting in the city of Los Angeles or, to the extent permitted by law, in the United States District Court for the Central District of California sitting in the city of Los Angeles.

         6.10. Jurisdiction and Venue. SUBJECT TO SECTION 6.9 HEREIN, EACH OF THE CONTRIBUTOR, LIFFORD, THE COMPANY, AND PEGI HEREBY IRREVOCABLY AGREE THAT ANY ACTION OR PROCEEDING TO COMPEL ARBITRATION, IN AID OF ARBITRATION, OR FOR PRELIMINARY RELIEF IN AID OF ARBITRATION, TO PREVENT IRREPARABLE HARM OR TO PRESERVE THE STATUS QUO PENDING THE APPOINTMENT OF AN ARBITRAL TRIBUNAL, SHALL BE HEARD AND DETERMINED ONLY IN A CALIFORNIA STATE COURT SITTING IN THE CITY OF LOS ANGELES OR, TO THE EXTENT PERMITTED BY LAW, IN THE UNITED STATES DISTRICT COURT FOR THE CENTRAL DISTRICT OF CALIFORNIA SITTING IN THE CITY OF LOS ANGELES (THE "CALIFORNIA COURTS"), AND EACH OF THE CONTRIBUTOR, LIFFORD, THE COMPANY, AND PEGI HEREBY AGREE NOT TO BRING AN ACTION IN ANY OTHER COURT, EXCEPT THAT AN ACTION TO ENFORCE A FINAL ARBITRAL AWARD MAY BE ENFORCED IN ANY COURT HAVING JURISDICTION. EACH OF THE CONTRIBUTOR, LIFFORD, THE COMPANY, AND PEGI HEREBY IRREVOCABLY SUBMIT TO AND ACCEPT THE JURISDICTION OF THE CALIFORNIA COURTS, AND EACH OF THE CONTRIBUTOR, LIFFORD, THE COMPANY, AND PEGI HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT THAT IT MAY EFFECTIVELY DO SO, ANY DEFENSE OR OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY DEFENSE OR OBJECTION TO VENUE BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE MAINTENANCE OF ANY ACTION IN SUCH JURISDICTIONS. EACH OF THE CONTRIBUTOR, LIFFORD, THE COMPANY, AND PEGI HEREBY IRREVOCABLY AGREE THAT THE SUMMONS AND COMPLAINT OR ANY OTHER PROCESS IN ANY ACTION MAY BE SERVED BY MAILING (USING CERTIFIED OR REGISTERED MAIL, POSTAGE PREPAID RETURN RECEIPT REQUESTED) TO THE NOTICE ADDRESS FOR SUCH PARTY SPECIFIED ABOVE OR BY HAND DELIVERY TO A PERSON OF SUITABLE AGE AND DISCRETION AT SUCH ADDRESS.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by the respective officers thereunto duly authorized as of the day and year first above written.

                                       CLAXSON INTERACTIVE GROUP INC.



                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:

                                       LIFFORD INTERNATIONAL CO. LTD.



                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:

                                       PLAYBOY-TV LATIN AMERICA, LLC



                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:

                                       PLAYBOY ENTERTAINMENT GROUP, INC.



                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:

                                  SCHEDULE 1.1

                           Schedule of Venus Contracts

                               [SCHEDULE OMITTED]

                                  SCHEDULE 1.2

                            SCHEDULE OF VENUS ASSETS

                               [SCHEDULE OMITTED]

                                  SCHEDULE 1.3

                      SCHEDULE OF VENUS ASSUMED LIABILITIES

                               [SCHEDULE OMITTED]

                                  SCHEDULE 1.4

                     SCHEDULE OF VENUS INTELLECTUAL PROPERTY

                               [SCHEDULE OMITTED]

                                  SCHEDULE 2.6

                             CONSENTS AND APPROVALS

None.

                                  SCHEDULE 2.7

                              ABSENCE OF LITIGATION

None.

                                                                       EXHIBIT A

                    VENUS ARGENTINA ASSET PURCHASE AGREEMENT

                               [EXHIBIT OMITTED]

                                                                       EXHIBIT B

                  VENUS INTERNATIONAL ASSET PURCHASE AGREEMENT

                               [EXHIBIT OMITTED]

                                                                       EXHIBIT C

                                CONTRIBUTOR NOTES

                               [EXHIBIT OMITTED]

                                                                       EXHIBIT D

                    AGREEMENT OF ASSIGNMENT OF SOCIAL QUOTAS

                               [EXHIBIT OMITTED]

                                                                       EXHIBIT E

                                   STOCK POWER

                               [EXHIBIT OMITTED]

                                                                       EXHIBIT F

                      SCHEDULE OF RESTRUCTURING AGREEMENTS

                               [SCHEDULE OMITTED]

                                                                       EXHIBIT G

                           VENUS FINANCIAL STATEMENTS

                                 [CHART OMITTED]

                                     ANNEX A

     IMAGEN SATELITAL S.A. -- VENUS AFFILIATE SALES AGREEMENTS -- ARGENTINA

                                [ANNEX OMITTED]


                                    Annex A-1

                                     ANNEX B

                          VENUS PROGRAMMING AGREEMENTS

                                [ANNEX OMITTED]


                                    Annex B-1